SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 21, 2005

FiberMark, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-12865	82-0429330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

161 Wellington Road
P.O. Box 498
Brattleboro, Vermont 05302
(802) 257-0365

Item 8.01. Other Events and Regulation FD Disclosure

On March 21, 2005, FiberMark filed two motions and two notices with the U.S. Bankruptcy Court for the District of Vermont. The first motion seeks to expedite the resolution of claims trading issues and to safeguard estate resources relative to intercreditor disputes (Exhibit 2.1); the second motion seeks to reinstate an exclusivity period for chapter 11 plans (Exhibit 2.2). Also filed was a notice of withdrawal of the Plan of Reorganization (Exhibit 2.3) and a notice of hearing on the motion to expedite the resolution of claims trading issues and to safeguard estate resources relative to intercreditor disputes (Exhibit 2.4).

On March 22, 2005, FiberMark distributed a press release regarding these motions and notices, attached here as Exhibit 99.1, which shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set fort by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

Exhibit 99.1	Press Release Dated March 22, 2005
Exhibit 2.1
Debtors’ Motion for Order Establishing Expedited Procedures for, and Safeguarding Estate Resources Sought to be Used in Connection with, Resolving Claims Trading Issues That Have Aggravated Intercreditor Dispute and Halted Plan Confirmation Process, Dated March 21, 2005

Exhibit 2.2
Debtors’ Motion for Order Under 11 U.S.C. §105 Reinstating Exclusive Periods with Respect to Chapter 11 Plans or, Alternatively, Establishing Procedures for the Filing and Prosecution of Plans of Reorganization by Non-debtors, Dated March 21, 2005

Exhibit 2.3	Debtors’ Notice of Withdrawal of Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of FiberMark, Inc., et al., Debtors, Dated March 21, 2005
Exhibit 2.4
Notice of Hearing on Debtors’ Motion for Order Establishing Expedited Procedures for, and Safeguarding Estate Resources Sought to be used in Connection with Resolving Claims Trading Issues That Have Aggravated Intercreditors Dispute and Halted Plan Confirmation Process, Dated March 21, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FiberMark

Date: March 22, 2005	By:	/s/ John E. Hanley
John E. Hanley
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1*	Press Release Dated March 22, 2005
Exhibit 2.1*
Debtors’ Motion for Order Establishing Expedited Procedures for, and Safeguarding Estate Resources Sought to be Used in Connection with, Resolving Claims Trading Issues That Have Aggravated Intercreditor Dispute and Halted Plan Confirmation Process, Dated March 21, 2005

Exhibit 2.2*
Debtors’ Motion for Order Under 11 U.S.C. §105 Reinstating Exclusive Periods with Respect to Chapter 11 Plans or, Alternatively, Establishing Procedures for the Filing and Prosecution of Plans of Reorganization by Non-debtors, Dated March 21, 2005

Exhibit 2.3*	Debtors’ Notice of Withdrawal of Joint Plan of Reorganization Under Chapter 11, United States Code of FiberMark, Inc.,et al., Debtors, Dated March 21, 2005
Exhibit 2.4*
Notice of Hearing on Debtors’ Motion for Order Establishing Expedited Procedures for, and Safeguarding Estate Resources Sought to be used in Connection with Resolving Claims Trading Issues That Have Aggravated Intercreditors Dispute and Halted Plan Confirmation Process, Dated March 21, 2005

* Filed herewith

Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice C. Warren
Director of Investor Relations and Corporate Communications
802 257 5981

FiberMark Withdraws Plan of Reorganization Due to Continuing Intercreditor Dispute

—Seeks Court Approval to Reinstate Exclusivity Period, Resolve Claims Trading Issues And Safeguard Estate Resources from Intercreditor Dispute Expenses

—Will File New Plan of Reorganization as Soon As Practicable

BRATTLEBORO, Vt.—March 22, 2005—FiberMark, Inc. (OTCBB: FMKIQ) today announced that it has withdrawn its current Plan of Reorganization because its three largest bondholders, also members of the Creditors Committee, remain unable to resolve disputes among themselves relating to corporate governance and control issues involving the reorganized company. Despite the company’s ongoing efforts to facilitate agreement on these normally routine Plan implementation matters, the bondholders again missed a Court deadline to take the actions necessary to permit confirmation of the Plan. Although the Plan submitted to creditors for approval in December was unanimously supported by the Creditors Committee, the three bondholder members of the Creditors Committee subsequently voted against the Plan due to intercreditor disagreements. Without the bondholders’ resolution of these issues, their votes in favor of the Plan and the Creditors Committee approval of corporate governance and other implementation documents, the company cannot proceed with confirmation of its current Plan.

As a result, in an effort to move the chapter 11 process forward, FiberMark today filed motions with the U.S. Bankruptcy Court, District of Vermont, to expedite resolution of claims trading issues raised by certain bondholders and safeguard estate resources relative to the intercreditor dispute, as well as to reinstate the exclusivity period so that the company can formulate a new Plan of Reorganization that it believes could be confirmed.

Alex Kwader, chairman and chief executive officer of FiberMark, said: "This bondholder dispute has been extremely frustrating for us, particularly given the unanimous support for the Plan that we had received last December from the Creditors Committee, of which the three bondholders were members. In any case, we must move this stalled process forward, and today FiberMark has taken important steps in this regard. Going forward, building upon the significant progress made in developing the Plan that was filed in December, we will submit a new Plan that we hope will enable us to move quickly toward Plan confirmation. Although the delay is frustrating, we fortunately have more than adequate cash flow and access to working capital through our DIP facility in North America and in Germany through our revolving credit facility. Accordingly, we expect to continue meeting the needs—including fully meeting all post-petition obligations—of our customers and vendors and we appreciate their ongoing support."

While a number of variables will influence the timing of completion of the chapter 11 process, the company currently estimates that emergence could be delayed by six months. The company will file a new Plan of Reorganization as soon as practicable.

FiberMark, headquartered in Brattleboro, Vt., is a leading producer of specialty fiber-based materials meeting industrial and consumer needs worldwide, operating 11 facilities in the eastern United States and Europe. Products include filter media for transportation and vacuum cleaner bags; base materials for specialty tapes, electrical and graphic arts applications; wallpaper, building materials and sandpaper; and cover/decorative materials for office and school supplies, publishing, printing and premium packaging.

This document contains forward-looking statements. Actual results may differ depending on the economy and other risk factors discussed in the company's Form 10-K as filed with the SEC on March 30, 2004, which is accessible on the company's Web site at www.fibermark.com.

- # # # -

Exhibit 2.1
UNITED STATES BANKRUPTCY COURT DISTRICT OF VERMONT
In re: FiberMark, Inc., FiberMark North America, Inc., and FiberMark International Holdings LLC, Debtors.	) ) ) ) ) ) )	Case No. 04-10463 cab Chapter 11 Jointly Administered

DEBTORS' MOTION FOR ORDER ESTABLISHING EXPEDITED PROCEDURES FOR, AND SAFEGUARDING ESTATE RESOURCES SOUGHT TO BE USED IN CONNECTION WITH, RESOLVING CLAIMS TRADING ISSUES THAT HAVE AGGRAVATED INTERCREDITOR DISPUTE AND HALTED PLAN CONFIRMATION PROCESS

        FiberMark, Inc. ("FiberMark") and certain of its subsidiaries, debtors and debtors-in-possession in the above-captioned cases (collectively, the "Debtors"), hereby move pursuant to 11 U.S.C. § 105(a) for entry of an order (i) establishing procedures that will allow for an immediate resolution of certain claims trading issues that are allegedly responsible for aggravating intercreditor disputes and causing the most recent breakdown in the plan confirmation process and (ii) prohibiting the noteholders involved in such dispute and the official committee of unsecured creditors as the agent of certainof such noteholders from using estate resources to investigate and pursue such claims trading issues. In support of this Motion, the Debtors respectfully represent as follows:

BACKGROUND

1.   On March 30, 2004 (the "Petition Date"), the Debtors filed voluntary petitions for reorganization relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 as amended (the "Bankruptcy Code"). Their cases are being jointly administered by order of this Court.

2.   The Debtors are operating their businesses and managing their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No request has been made for the appointment of a trustee or examiner, although a threat of a motion to seek the appointment of a trustee has recently been made as part of the escalating intercreditor dispute.

3.   On April 7, 2004, the Office of the United States Trustee (the "U.S. Trustee") appointed an official committee of unsecured creditors (the "Creditors Committee") to serve in these cases pursuant to section 1103 of the Bankruptcy Code. The Creditors Committee currently consists of the three noteholders involved in the intercreditor dispute: AIG Global Investment Corp. (also the chairman of the Creditors Committee) ("AIG"), Post Advisory Group, LLC ("Post"), and SilverPoint Capital, L.P. ("SilverPoint"). Wilmington Trust Company in its capacity as indenture trustee for all noteholders also sits on the Creditors Committee. The sole trade creditor on the Committee, Solutions Dispersions, Inc. ("SDI"), recently sold its claim and resigned its membership.

4.   On December 16, 2004, this Court approved the disclosure statement with respect to the Debtors' joint plan of reorganization and authorized the Debtors to commence the process of soliciting votes on the plan. The Creditors Committee supported the plan and recommended its acceptance by creditors. The deadline for returning votes and filing objections to the plan was set for January 20, 2005, and the confirmation hearing was scheduled to commence on January 27, 2005. The confirmation process was then derailed by the intercreditor dispute among the three noteholder members of the Creditors Committee. After a series of extensions of the voting and objection deadlines and continuances of the confirmation hearing, and despite extensive efforts by the Debtors to broker a compromise, the dispute remains outstanding, and contemporaneously herewith the Debtors have withdrawn the plan.

5.   The Court has jurisdiction over this matter under 28 U.S.C. §§ 157 and 1334. Venue is proper under 28 U.S.C. §§ 1408 and 1409. This is a core proceeding under 28 U.S.C. § 157(b)(2).

OVERVIEW OF CLAIMS TRADING ALLEGATIONS

6.   Allegations of impropriety with respect to certain claims trading activity engaged in by SilverPoint is the latest front in the intercreditor dispute between, on one side, AIG and Post, as the former first and second largest noteholders now displaced to second and third place, and, on the other side, SilverPoint, now as a result of claims purchasing the largest noteholder. The Debtors believe that, at the core of the current dispute is the desire of AIG and Post to increase their relative power vis a vis SilverPoint by refusing to accept, and requiring the Creditors Committee to disapprove, plan implementing documents that do not contain minority holder veto rights.

7.   There has been extensive claims trading thus far in this case, as there increasingly is in many chapter 11 cases. In the chapter 11 world as it exists today, numerous companies purchase claims, generally of unsecured creditors, for cash at a discount to the expected value of the consideration expected to be received under a debtor's plan of reorganization. Claims purchasing is particularly likely to be present when, as is the case here, a proposed plan of reorganization expects to provide only stock and notes, with no actual cash being distributed to creditors. Thus far in these cases, the Debtors believe that approximately 70 percent or more of the general unsecured claims (not including noteholder claims or convenience claims) have been purchased by third parties. As a result, the Debtors estimate that the number of creditors holding claims in these cases has been reduced very dramatically, when compared to the number at the inception of the case.

8.   The fact that SilverPoint, among a variety of other claims traders, has engaged in claims trading activity is not a surprise. SilverPoint is one of many institutions engaged in the business of acquiring the distressed debt of financially troubled companies like FiberMark. That was certainly known by the Creditors Committee when it facilitated not only SilverPoint's appointment to the committee but, through the committee's motion to establish screening procedures, the ability of SilverPoint's trading unit (the "SilverPoint Trading Unit") to continue to trade after the appointment. The allegation now being made by AIG and Post, as the Debtors understand it, is that the SilverPoint Trading Unit violated the court-approved screening procedures which mandated that committee business be kept separate and apart from trading activity and, as a result, traded in reliance on confidential information. Although the Debtors have seen no evidence of any such violation and consider the allegation to be just the latest tactic in the on-going fight between the parties for control of the case and control of the Debtors if, as and when a plan of reorganization is confirmed, the Debtors believe it is important that the issue be put to rest one way or another through proceedings before this Court.

9.   AIG and Post also allege impropriety in connection with the purchase by the SilverPoint Trading Unit of certain claims held by members of management and current and former employees of the Debtors (the "Employees"). The Debtors do not dispute the fact that the Employees in question, including their Chairman and Chief Executive Officer Alex Kwader, took part in the market that existed for the Debtors' general unsecured claims and sold their claims to the SilverPoint Trading Unit as the then highest bidder.

10.   The Employees' claims all related to the deferred compensation and supplemental employee retirement plans (together, the "SERP") maintained by the Debtors as a retirement benefit for senior employees. At an earlier point in these cases, the Debtors expressed a desire to the Creditors Committee to assume the SERP as an executory contract, so that the retirement benefits of the SERP would be continued and no general unsecured claims would be held by the Employees. The Creditors Committee refused to agree to that request. As a result, the Employees' claims under the SERP remained for treatment under the plan as general unsecured claims.

11.   There exist no limitations under the bankruptcy laws upon the ability of any creditor to sell a claim held against a debtor in bankruptcy. The Employees in question acted in the same manner as the scores of other creditors in these cases who have been able to sell their claims to third parties at favorable market-driven prices. Nevertheless, AIG and Post have alleged wrongdoing not only by the SilverPoint Trading Unit but also by the selling Employees, even threatening to seek the appointment of a trustee in these cases.

12.   The backdrop for the claims trading involving the Employees, as well as numerous other unsecured creditors, is the treatment offered to general unsecured creditors under the plan, which was either a combination of notes and stock estimated to have a value of approximately 70 cents on the dollar or a discounted cash payout of not more than 52 cents on the dollar. The discounted cash payout was not an original feature of the plan but was added at the insistence of the Debtors' board of directors, which realized that the notes and stock designed by the Creditors Committee and insisted upon by its members would be of much greater appeal to large institutional holders than to smaller creditors, because of the illiquid nature of such notes and stock. In fact, the Debtors had initially pursued an exit financing with third-party lenders that would have provided a substantial cash dividend to both noteholders and general unsecured creditors at confirmation, but were advised that the members of the Creditors Committee preferred to receive notes with an extremely high interest rate rather than cash. In response, the Debtors' board desired to provide a cash option for general unsecured creditors and proposed an amount for such option that exceeded 60 cents on the dollar.

13.   The Creditors Committee initially opposed the cash option proposed by the Debtors. It ultimately relented after the Debtors agreed to allow the noteholder members of the Creditors Committee to underwrite the funding of the cash option in exchange for a hefty commitment fee and a contingent funding mechanism evidenced by highly complex legal documentation that allowed the noteholders to acquire at a discount the notes and stock allocated to any general unsecured creditor who elected cash. Before agreeing to the cash option, however, the Creditors Committee attempted to exclude from the cash option any employee asserting a SERP claim, with the result that the Employees would have been required to take their pro-rata portions of the notes and stock devised by the Creditors Committee, rather than being able to receive cash. While simultaneously expressing its desire to terminate the employment of one or more of the Employees upon the Debtors' emergence from chapter 11, the Creditors Committee justified the exclusion on the grounds that, if the Employees were prohibited from participating in the cash option and were forced to take stock, the Employees would be incentivized to attempt to increase the value of the stock, most of which would be held by the members of the Creditors Committee. The Debtors refused to allow discrimination against holders of the SERP claims, however, and the Creditors Committee finally agreed that all holders of general unsecured claims could participate in the cash option.

14.   The last sticking point in the discussions regarding the cash option was the amount of payment that would be offered to creditors electing to take the option. The Committee initially proposed an option price that the Debtors believed to be far below the likely discounted value of the notes and stock. After lengthy and often acrimonious negotiations with the Creditors Committee, it was agreed that the cash payment would be fixed at a maximum amount of 52 cents on the dollar. The lower number initially proposed by the Creditors Committee would have further benefited, of course, the noteholders participating in the funding mechanism, to the detriment of the electing creditors.

15.   As it turned out, the market determined that the notes and stock proposed to be issued under the plan had a value significantly in excess of the cash option price proposed under the plan. As a result, a number of distressed debt and claims trading firms, including the SilverPoint Trading Unit, became very interested in purchasing general unsecured claims to the extent that they could be purchased for less than the anticipated value of the notes and stock proposed to be distributed under the plan. As a result, general unsecured claims began trading in the market at prices above 52 cents on the dollar, and as competition increased among the trading firms, the price rose to above 60 cents on the dollar. Upon information and belief, at the high point some general unsecured claims may have traded for as much as 67 cents on the dollar. The claims trading firms were very aggressive in their efforts to acquire general unsecured claims. The SERP claims of the Employees went into play in mid-January when another trading firm, not the SilverPoint Trading Unit, contacted the Debtors' director of investor relations to communicate an offer to purchase such claims at 62 cents on the dollar. The SilverPoint Trading Unit subsequently made a slightly higher offer, and the individuals in question exercised their right to sell by deciding to take that higher offer. Had they delayed selling their claims for a few more weeks, the Employees likely could have received an even higher offer, as the market price rose.1

16.   As a result of the market demand for general unsecured claims, the Employees sold their claims in standard market transactions, using standard form agreements with no special provisions, and received an immediate cash payment with no strings attached. The price received by them, as well as the price received by the many other creditors who elected to sell their claims, was significantly above the price approved by the Committee, confirming that creditors who elected to sell on the open market exercised economically rational judgment. It is difficult to understand why any creditor would have knowingly opted to receive the cash option price proposed by the Creditors Committee, when prices more than 20 percent above that level were readily available from multiple claims traders who were competing to buy general unsecured claims.

17.   Presumably, the argument of AIG and Post is that SilverPoint purchased influence over the Employees when it bought their claims. In fact, the Debtors believe that the purchase of the claims proves the opposite, inasmuch as the sale of their claims freed the Employees from any self-interest in the treatment of their claims under the plan or the outcome of the case. The documents evidence that the transactions occurred over a brief period of from 24 to 48 hours, with immediate wire transfers of the sale price. Moreover, there was no attempt to hide the transfers. The record reflects that the SilverPoint Trading Unit submitted the evidence of the claims transfers to Logan & Company, Inc. as claims agent on February 2, 2005, and that Logan in the ordinary course posted notice of the claims transfers on the court docket for all parties to see on February 15, 2005. The relevant docket entry (no. 1191) reads as follows:

Transfer of Claim. This document received and stamp filed on 02/02/05. Transfer Agreement 3001 (e) 2 Transferors:Robert F Yousey (Claim No.497, Amount 666,168.00) ; Stephen A Steidle (Claim No.499, Amount 770,591.00) ; Peter K Norrie (Claim No.524, Amount 807,296.00) ; George McBride (Claim No.504, Amount 367,266.07) ; Alex Kwader (Claim No.491, Amount 2,350,039.00) ; James Boss (Claim No.694, Amount 28,329.84) ; Fibermark Gessner (Claim No.685, Amount 412,405.05) To SilverPoint Capital, L.P. Filed by SilverPoint Capital, LLC. (Logan, Kathleen)

Neither the SilverPoint Trading Desk nor any of the selling Employees had an obligation to do anything more or less than that.

18.   AIG and Post may also allege impropriety in the Debtors' efforts to encourage other holders of general unsecured claims to take advantage of the market and to sell their claims for more than the 52 cents on the dollar offered them under the plan. The Debtors were motivated not only by a desire to help their creditors realize the greatest recovery for their claims but also by a desire to save their estates the costs associated with implementing the complex and highly contingent cash funding mechanism insisted upon by the Creditors Committee, including the substantial commitment fees for AIG, Post and SilverPoint. In fact, the Debtors proposed to the Creditors Committee a plan modification that would eliminate the funding mechanism and allow the Debtors to fund the discounted cash payments if the aggregate amount to be paid to electing creditors was less than $500,000. The Debtors assumed that this would obviate the need to pay commitment fees to the three noteholders. The Creditors Committee, however, responded that the funding mechanism could be eliminated but, based on an argument of reliance (notwithstanding the fact that the commitment agreement was unsigned, the plan was not confirmed, and each of the noteholders had the ability to refuse to fund), that the three noteholders must still be paid the commitment fees. Any complaint against the Debtors in this regard can only have at its base the expectation of the noteholders for a windfall at the expense of creditors stuck with a discounted cash payment of 52 cents on the dollar.

19.   An additional allegation of impropriety may also be made by AIG and Post in connection with the SilverPoint Trading Unit's recent purchase of the claim of SDI, the sole trade creditor on the Creditors Committee. The Debtors believe, however, that this particular claims purchase completely undercuts any argument that the SilverPoint Trading Unit breached the court-approved screening procedures. Upon information and belief, SDI sided with AIG and Post in the vote for minority veto rights that initially stalled the plan confirmation process, but later changed its position and ceased to support AIG and Post. As a result, for a short period of time the majority of the Creditors Committee supported SilverPoint's position and rejected the efforts of AIG and Post to stall the process. Thus, when the SilverPoint Trading Unit, unaware of committee matters, bought the claim of SDI and forced its resignation from the Creditors Committee, SilverPoint lost an important swing vote on the Creditors Committee. It is hard to believe that such a strategically inept trade would have occurred had the screening procedures actually been violated as alleged by AIG and Post. The Debtors have no independent knowledge of any of the foregoing, but believe that if the parties wish to litigate the issues involved, then any such litigation should be conducted expeditiously, so as to not further delay confirmation of a plan in these cases.

REQUEST FOR RELIEF

20.   In view of the foregoing and the resulting impact on the plan confirmation process and their ability to emerge from chapter 11, the Debtors believe that the claims trading allegations must be immediately addressed and resolved so that the positions of the parties are clear and decisions about a plan of reorganization can be made with an understanding of the relative rights of the three noteholders under a plan. For example, the Debtors expect that AIG and Post will seek to use the allegations of claims trading impropriety to seek to disqualify the votes of SilverPoint and prevent confirmation of any plan that does not contain the minority holder veto provisions that they have been seeking in plan implementation documents. The Debtors have no information related to claims trading or any other issue that would provide a legitimate basis to disqualify the votes of SilverPoint, but they do not desire to start down the confirmation path again without resolving whatever voting issues the parties may desire to raise.

21.   Accordingly, to allow the claims trading allegations to be fully explored and either proven or disproven, and appropriate relief, if any, be to granted, the Debtors request that this Court (a) order AIG and Post to come forward immediately with specific allegations and requests for relief, (b) order SilverPoint to respond immediately thereto, and (c) order each of AIG, Post and SilverPoint to comply with an expedited discovery, briefing and hearing schedule, with the fees and expenses incurred by each of the parties to be borne solely by such parties. The Debtors further request that the Court prevent the expenditure of estate resources to further the position of either side in the dispute, except to the extent that the involvement of the Debtors may be required to establish any relevant facts. In particular, the Debtors request that the Creditors Committee be prohibited from participating on either side of the litigation, either to support AIG and Post or to support SilverPoint. At this point, the three multi-billion dollar financial institutions involved in the dispute are each fully capable of bearing the burden and cost of advocating their respective positions. Moreover, the Debtors believe that the committee process has been consistently and inappropriately used as a forum to attempt to litigate intercreditor disputes, with a staggering cost to these estates, which should not be allowed to continue with respect to the claims trading issues.

22.   The Debtors appreciate the indulgence of the Court as they have endeavored over the last two months to keep the plan on track for confirmation. Those efforts have now failed. The plan has been withdrawn, and it is unclear how much longer these cases will be required to proceed in chapter 11 before a plan can be confirmed. As a result, the issues that have prevented resolution of the intercreditor dispute must be confronted and resolved one way or another, as expeditiously, and from the perspective of the estates, as inexpensively as possible.

23.   There are many other constituencies whose interests must be considered, including customers, vendors, employees and the communities that depend upon the Debtors' continuing operations, and it is no longer fair for the Debtors' business to be jeopardized and their emergence from chapter 11 held hostage by the intercreditor disputes of the three noteholders, two of which seek veto rights over the actions of the third. Such intercreditor disputes have to date cost these estates millions of dollars in fees and produced complete grid-lock between the three noteholders in question. The fact that this has occurred with respect to a plan of reorganization unanimously endorsed by the members of the Creditors Committee makes the process all the more astounding.

NOTICE

24.   Notice of this Motion has been provided to (a) the U.S. Trustee, (b) counsel for the Debtors' postpetition secured lender, (c) counsel for the Creditors' Committee, (d) counsel for AIG, Post and SilverPoint, and (e) the other parties in interest named on the Official Service List maintained in these cases. The Debtors submit that no other or further notice need be given.

NO PRIOR REQUEST

25.   No prior motion for the relief requested herein has been made to this or any other Court.

WHEREFORE, the Debtors respectfully request that the Court enter an order (i) establishing an expedited discovery, briefing and hearing schedule for purposes of obtaining a resolution of the claims trading allegations, (ii) safeguarding the resources of the Debtors' estates by prohibiting the Creditors Committee from incurring any fees and costs to participate in any aspect of the litigation, and (iii) granting the Debtors such other and further relief as is just and proper.

1 The Debtors have no recent information on the trading price for general unsecured claims. Given the unresolved status of the plan, it is very likely that the price has fallen.

Dated: March 21, 2005

/s/    Raymond J. Obuchowski
Raymond J. Obuchowski (Bar ID 00502389)
Jennifer Emens-Butler (Bar ID 000845663)
OBUCHOWSKI & EMENS-BUTLER
P.O. Box 60, 1542 Vt. Rt. 107
Bethel, Vermont 05032
Telephone: (802) 234-6244
Facsimile: (802) 234-6245

-and-

D. J. Baker
Rosalie Walker Gray
SKADDEN, ARPS, SLATE, MEAGHER
& FLOM LLP
Four Times Square
New York, New York 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

Attorneys for Debtors and
Debtors-in-Possession

Exhibit 2.2
UNITED STATES BANKRUPTCY COURT DISTRICT OF VERMONT
In re: FiberMark, Inc., FiberMark North America, Inc., and FiberMark International Holdings LLC, Debtors.	) ) ) ) ) ) )	Case No. 04-10463 cab Chapter 11 Jointly Administered

DEBTORS’ MOTION FOR ORDER
UNDER 11 U.S.C. § 105 REINSTATING EXCLUSIVE PERIODS WITH RESPECT TO CHAPTER 11 PLANS OR, ALTERNATIVELY, ESTABLISHING PROCEDURES FOR THE FILING AND PROSECUTION OF PLANS OF REORGANIZATION BY NON-DEBTORS

FiberMark, Inc. ("FiberMark") and certain of its subsidiaries, debtors and debtors-in-possession in the above-captioned cases (collectively, the "Debtors"), hereby move for entry of an order under 11 U.S.C. § 105 either reinstating and extending through July 20, 2005 the Debtors’ exclusive periods for proposing and obtaining acceptances of one or more plans of reorganization or, alternatively, establishing procedures for the filing and prosecution of plans of reorganization by non-Debtors. In support of this Motion, the Debtors respectfully represent as follows:

BACKGROUND

1.   On March 30, 2004 (the "Petition Date"), the Debtors filed voluntary petitions for reorganization relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 as amended (the "Bankruptcy Code"). Their cases are being jointly administered by order of this Court.

2.   The Debtors are operating their businesses and managing their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No request has been made for the appointment of a trustee or examiner. On April 7, 2004, the Office of the United States Trustee (the "U.S. Trustee") appointed the Creditors Committee to serve in these cases pursuant to section 1103 of the Bankruptcy Code.

3.   The Debtors and their foreign affiliates are leading producers of specialty fiber-based materials for a broad range of industrial and consumer needs worldwide, serving thousands of customers in the transportation, publishing, packaging, graphic arts, office products and other industries. Using versatile manufacturing capabilities - comprising papermaking, synthetic/nonwoven material technology, saturating, coating and other finishing processes - the Debtors and their foreign affiliates generate products such as filter media; base materials for specialty tapes, electrical and graphic arts applications, wallcovering and sandpaper; and covering materials for office and school supplies, book production/publishing, printing and premium packaging. The Debtors’ operations are located primarily within the United States and are focused on publishing and packaging, office products, and technical specialties.

4.   The Court has jurisdiction over this matter under 28 U.S.C. §§ 157 and 1334. Venue is proper under 28 U.S.C. §§ 1408 and 1409. This is a core proceeding under 28 U.S.C. § 157(b)(2).

5.   The statutory predicates for the relief requested herein are sections 105 and 1121(d) of the Bankruptcy Code.

PROCEDURAL POSTURE OF CASE AND PRIOR EXCLUSIVE PERIOD EXTENSIONS

6.   Section 1121(b) of the Bankruptcy Code provides for an initial period of 120 days after the commencement of a chapter 11 case during which a debtor has the exclusive right to propose a plan of reorganization (the "Exclusive Proposal Period"). In addition, section 1121(c)(3) of the Bankruptcy Code provides that if a debtor proposes a plan within the Exclusive Proposal Period, it has the balance of 180 days after the commencement of the chapter 11 case to solicit acceptances of such plan (the "Exclusive Solicitation Period"). During the Exclusive Proposal Period and the Exclusive Solicitation Period (together, the "Exclusive Periods"), plans may not be proposed by any party in interest other than the debtor.

7.   Under section 1121(d) of the Bankruptcy Code, however, the Exclusive Periods may be extended for cause. Pursuant to the Amended Order Under 11 U.S.C. § 1121(d) Extending Exclusive Periods for Filing Chapter 11 Plans and Obtaining Acceptances of Such Plans dated August 6, 2004 (the "August Extension Order"), this Court found that such cause existed and extended the Debtors’ Exclusive Periods, to November 15, 2004 in the case of the Exclusive Proposal Period and to January 15, 2005 in the case of the Exclusive Solicitation Period.

8.   After negotiating with and incorporating comments from various parties in interest including, most notably, the Creditors Committee, the Debtors filed their first proposed joint plan of reorganization on November 12, 2004, thereby preserving their exclusive rights through January 15, 2005. On December 16, 2004, this Court approved the disclosure statement with respect to the Debtors’ joint plan of reorganization and authorized the Debtors to commence the process of soliciting votes on the plan. The Debtors filed a Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of FiberMark, Inc., et al., Debtors, dated December 17, 2004 (as modified on January 20, 2005 and February 18, 2005, the "Plan"). Solicitation of Votes to accept or reject the Plan commenced on or about December 23, 2004. Notably, the Plan that was mailed out for solicitation contained a letter from the Creditors Committee's counsel (a) indicating that the Creditors Committee supported the Plan and (b) recommending that its constituents vote in favor of the Plan.

9.   On January 26, 2005, the Court entered an Order Under 11 U.S.C. § 1121(d) Further Extending Exclusive Periods with Respect to Chapter 11 Plans (Docket No. 1100), which Order extended the Exclusive Periods to February 15, 2005.

10.   The hearing to consider confirmation of the Plan (as continued from time to time, the "Confirmation Hearing") was commenced on January 27, 2005. Prior to the hearing, significant intercreditor disputes developed among the three noteholder members of the Creditors Committee (the "Noteholder Members"), Upon information and belief, such disputes related to the corporate governance provisions that would be implemented for the post-confirmation period and, in particular, the request of two of the Noteholder Members for a veto over actions that might be taken post-confirmation by the third Noteholder Member. Such disputes were not resolved by the time of the Confirmation Hearing, with the result that the three Noteholder Members voted against the Plan, and the Debtors advised the Court that the Confirmation Hearing could not go forward at that time. On February 2, 2005, the Bankruptcy Court entered its Order Setting Continued Confirmation Hearing Date and Establishing Related Deadlines (the "Continuance Order"). The Continuance Order established February 22, 2005, as the deadline by which the Creditors were required to file any objections with respect to the Plan and any motions to change their votes on the Plan.

11.   Having determined that an extension of such deadlines was necessary to allow additional time to further facilitate a resolution of disputes among the Creditors, and in an effort to maintain the continued Confirmation Hearing scheduled for February 28, 2005, the parties entered into three, consecutive Stipulations to extend the objection and vote change deadlines with respect to the Plan, which Stipulations were approved by the Court (Docket Nos. 1255, 1268, and 1274). The final Stipulation (Docket No. 1274) extended such deadlines to February 26, 2005. On February 25, 2005, AIG filed an objection to the Plan (Docket No. 1269) and Post filed a joinder to such objection (Docket No. 1270).

12.   At the February 28, 2005 Confirmation Hearing, the Debtors advised the Bankruptcy Court that, notwithstanding the Creditors Committee's prior indication of support for the Plan, the Noteholder Members remained unable to reach an agreement as to the corporate governance issues arising under the Plan and the Plan’s implementing documents, including the request for a veto right by minority shareholders, and that, accordingly, the Debtors did not believe it appropriate to move forward with the Confirmation Hearing at that time. The Bankruptcy Court continued the Confirmation Hearing to March 7, 2005 and, thereafter, upon motion of the Debtors (Docket No. 1297), further continued the Confirmation Hearing to March 17, 2005 in order to afford the Noteholder Members the opportunity for further discussions aimed at resolving their differences.

13.   On March 7, the parties entered into the Stipulation and Order (A) Further Extending Objection Deadline with Respect to Joint Plan of Reorganization and (B) Establishing Procedures and Deadlines in Connection with (I) Review of Plan Supplement Documents and (II) Vote Changes (Docket No. 1300), pursuant to which they agreed to a further extension of applicable deadlines and the establishment of certain procedures designed to bring the process to closure while providing the Noteholder Members, the Debtors and the Court with greater certainty as to the timetable of the process itself. Under these procedures, the Debtors provided the Noteholder Members with revised Plan implementation documents, and the deadlines by which the Noteholder Members committed to file any objection to the Plan or the revised Plan implementing documents as well as the vote change deadline were extended to March 14, 2005. Unfortunately the Noteholder Members were unable to reach consensus, no notices of changed votes were filed, and, on March 15, 2005, the Debtors filed a Notice continuing the Confirmation Hearing, without date (Docket No. 1319).

14.   On March 21, 2005, the Debtors filed a Motion for Order Establishing Expedited Procedures for, and Safeguarding Estate Resources Sought to be Used in Connection with, Resolving Claims Trading Issues that Have Aggravated Intercreditor Dispute and Halted Plan Confirmation Process. As set forth therein, the Debtors believe that the Creditors Committee has been used inappropriately for some months as a vehicle to advance the agendas of various members of the Committee. Contemporaneously with the filing of this Motion, the Debtors have filed a Notice withdrawing the Plan.

15.   It is against this procedural backdrop that the Debtors seek the following relief from this Court.

RELIEF REQUESTED

16.   By this Motion, the Debtors request entry of an order reinstating and extending their Exclusive Periods for approximately 120 days, to and including July 20, 2005, without prejudice to their right to seek additional extensions and without prejudice to the rights of other parties in interest to object to any additional extensions or to seek a reduction of the Exclusive Periods as reinstated. Alternatively, the Debtors request the establishment of procedures for the filing and prosecution of any plans of reorganization proposed by non-Debtor parties.

BASIS FOR RELIEF

17.   The Debtors’ overriding goal in these chapter 11 cases is to consummate a plan of reorganization that will maximize the value of the Debtors’ estates for the benefit of all creditors and parties in interest. Given the various constituencies whose interests must be considered, including customers, vendors, employees and the communities that depend upon the Debtors' continuing operations, it is imperative that an orderly plan process be implemented, now that the previous Plan has been withdrawn, and in order for the Debtors to be able to emerge from bankruptcy as soon as possible.

18.   Needless to say, these goals would be undermined by the uncontrolled filing and prosecution of multiple competing plans. Indeed, the filing and prosecution of multiple competing plans (and the litigation that would undoubtedly result) could potentially confuse creditors, increase estate expenses, and delay the resolution of these chapter 11 cases. In the aggregate, such consequences would adversely affect the Debtors’ business operations and impair the potential reorganization value of the Debtors’ estates to the detriment of all creditors and parties in interest. The Debtors respectfully submit that the Court has the authority to either reinstate the Exclusive Periods pursuant to its authority under section 105(a) of the Bankruptcy Code or to implement procedures to enable these cases to proceed in an expeditious and economical manner.

19.   First, the Debtors respectfully submit that weight ought to be given to the fact that the purpose of extending the Exclusive Periods throughout theses cases was to give the Debtors a fair opportunity to propose and prosecute a plan of reorganization. This purpose was never fully realized as shortly before the January 27, 2005 Confirmation Hearing, the Debtors were informed that the Creditors Committee had not, in fact, reached consensus on various issues. Under these circumstances, the Debtors respectfully submit that the Court should use the powers afforded to it under section 105(a) of the Bankruptcy Code to reinstate exclusivity.

20.   But even if the Court determines not to reinstate exclusivity, the Debtors submit that other procedural options are available that will serve to ensure that the plan process proceeds in a manner that will effectively protect the resources of the estates for the benefit of all parties in interest. Indeed, section 105 of the Bankruptcy Code, together with the inherent powers of federal courts, enable bankruptcy courts to issue orders designed to manage their dockets, including orders designating and/or adjusting the time lines and procedures for chapter 11 plans, disclosure statements, and confirmation hearings. Accordingly, the Debtors submit that, if the Court for any reason deems it inappropriate to reinstate exclusivity, the Court, pursuant to its authority under section 105 of the Bankruptcy Code and its inherent powers, should implement the proposed case management procedures described herein.

21.   The proposed procedures, in relevant part, require a non-Debtor party to file a motion with the Court in order to obtain authorization to prosecute a plan of reorganization. The proposed procedures will reduce the likelihood that non-Debtor parties in these chapter 11 cases will engage in an adversarial multi-plan contest. This, in turn, will create maximum value for all the parties in interest and allow the Debtors’ estates to receive the full benefits of Chapter 11. The procedures are structured to accomplish this result while maintaining a level playing field among the creditor constituencies. As set forth below, the proposed procedures are appropriate and consistent with the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure.

APPLICABLE AUTHORITY

I.	Support for Reinstating Exclusive Periods

22.   The Exclusive Periods are intended to afford the Debtors a full and fair opportunity to rehabilitate their businesses and to negotiate, propose and obtain acceptances of one or more reorganization plans without the disruption and deterioration of their businesses that might be caused by the filing of competing plans of reorganization by non-Debtor parties.

23.   The Debtors filed their Plan under the belief that the Creditors Committee was a functioning body operating in the best interests of unsecured creditors, with unanimous support for the previously-filed plan. Since such time, the Creditors Committee has been revealed to be unable to achieve any consensus with respect to post-confirmation governance issues. Thus, the Creditors Committee's prior purported support of the plan confirmation process has turned out to have been unsustainable.

24.  Notwithstanding the fact that the Debtors' Exclusive Periods have, technically, expired, the Debtors have not had the full opportunity to seek confirmation of the Plan. Indeed, in granting the Debtors the extension of exclusivity in the first place, the Debtors (and, presumably, the Court) expected that they were doing so under circumstances in which the other parties in interest were (a) acting in good faith and (b) moving down a path that would result in confirmation of the Plan. Had the Debtors thought for a moment that in-fighting among the Noteholder Members would have caused the destruction of the Plan -- something that the Debtors submit they could not have reasonably foreseen -- they would have pursued a completely different emergence strategy that would not have been dependent on the support of the Creditors Committee as to many key issues. Moreover, they never would have given the Creditors Committee any right of consent to future requests for extensions of the Exclusive Periods.¹ The Debtors submit that given the circumstances of these cases, and the resulting inequities, this Court may and should reinstate the Debtors' exclusivity notwithstanding the fact that the Exclusive Periods have expired.

25.   In the event the Court agrees that the circumstances of these cases warrant consideration of the Debtors' request for the reinstatement of exclusivity, the Debtors submit that many of the same considerations that supported the Court's decision to extend the Debtors' Exclusive Periods earlier in these cases, should, pursuant to the Court's inherent powers under section 105(a) of the Bankruptcy Code, be relied upon to reinstate exclusivity now. Under section 1121(d) of the Bankruptcy Code, the Exclusive Periods may be extended for cause.2  The factors courts examine in determining whether or not cause exists to extend the Exclusive Periods include: (i) the size and complexity of the case; (ii) the debtor’s progress in resolving issues facing the estate; and (iii) whether an extension of time will harm the debtor’s creditors. See, e.g., In re McLean Indus. Inc., 87 B.R. 830, 834 (Bankr. S.D.N.Y. 1987); In re Express One Int’l, Inc., 194 B.R. 98, 100 (Bankr. E.D. Tex. 1996).

26.   In evaluating these factors, the Court is given maximum flexibility to review the particular facts and circumstances presented in these cases. See In re Public Serv. Co., 88 B.R. 521, 534 (Bankr. D.N.H. 1988) ("[T]he legislative intent ... [is] to promote maximum flexibility ...."); First American Bank v. Southwest Gloves and Safety Equip., Inc., 64 B.R. 963, 965 (D. Del. 1986) (acknowledging flexibility that section 1121(d) provides); H.R. Rep. No. 95-595, at 232 (1978) ("[T]he bill allows the flexibility for individual cases that is unavailable today.") reprinted in 1978 U.S.C.C.A.N. 5963, 6191; In re Hoffinger Indus., Inc., 292 B.R. 639 (8th Cir. B.A.P. 2003) (stating that not all factors "are relevant in every case" and court has discretion to "decide which factors are relevant and give the appropriate weight to each").

27.   The Debtors submit that, in light of the circumstances that precluded them from realizing the benefit of the previously-granted extensions of the Exclusive Periods, the reinstatement of the Exclusive Periods for the brief time sought in this Motion is fully justified for the reasons set forth below:

(a)	The Debtors’ cases are large and complex;

(b)	The Debtors have made good-faith progress toward proposing and obtaining acceptances of a plan; and

(c)	The brief extension sought will not prejudice the rights of creditors.

A.    The Debtors’ Cases Are Complex

28.   Courts frequently grant an extension of the exclusive periods based upon the size and complexity of a chapter 11 case. See Texaco, 76 B.R. at 327; McLean, 87 B.R. at 834; see also Gaines v. Perkins (In re Perkins), 71 B.R. 294, 297 (W.D. Tenn. 1987) (in case involving 100 creditors holding approximately 225 claims aggregating $10 million against estate valued at $13 million, district court affirmed bankruptcy court’s enlargement of the exclusivity period and held that cause may exist if the case is unusually large).

29.   Here, and as more fully set forth in the Debtors’ Motion for Order Under 11 U.S.C. § 1121(d) Further Extending Exclusive Periods with Respect to Chapter 11 Plans dated January 13, 2005 (Docket No. 992), the Debtors’ Chapter 11 cases and several business segments are certainly large and complex. Their financial structure, the fact that there are numerous parties in interest in these cases, and the Debtors' corporate structure and workforce, are all factors that the Debtors submit here satisfy this first element.

B.    The Debtors Have Made Good Faith Progress in the Plan Process

30.   Additionally, the Debtors’ good faith and progress in negotiating the Plan cannot reasonably be questioned and, thus, is another factor here satisfied. Indeed, the Debtors worked tirelessly to incorporate the comments of the Creditors Committee and other parties in interest into the Plan. After all of that work and expenditure of estate resources, the Debtors learned that the Creditors Committee was not, in fact, serving the interests of all unsecured creditors, but rather was being used as a forum within which to try to resolve ultimately irreconcilable views of post-confirmation corporate governance. Accordingly any lack of progress in the Plan process in recent months is despite the Debtors' efforts, not because of them.

C.    Creditors Will Not be Prejudiced by the Reinstatement and Extension

31.   The Debtors seek to reinstate the Exclusive Periods for 120 days - enough time to bring these cases to a conclusion. Such an extension will not prejudice the legitimate rights and expectations of any party in interest. Creditors are anxious for the Debtors to exit bankruptcy and begin to make distributions on account of their claims. The reinstatement of exclusivity will increase the likelihood of that happening in the shortest possible time frame. Without the reinstatement, there is a possibility that any one creditor could utilize the plan process to enhance its own strategic leverage to the prejudice of all other creditors.

II.	Establishment of Case Management Procedures

32.   In the event that this Court is unwilling to reinstate the Exclusive Periods, the Debtors respectfully submit that the Court has other options available to it that will serve to protect the estates.

A.        Support for Establishment of Plan Filing Procedures

        33.   Section 105(d) of the Bankruptcy Code provides, in relevant part, as follows:

The court, on its own motion or on the request of a party in interest, may

(1) hold a status conference regarding any case or proceeding under this title after notice to the parties in interest; and

               (2) unless inconsistent with another provision of this title or with applicable Federal Rules of Bankruptcy, issue an order at any such conference prescribing such limitations and conditions as the court deems appropriate to ensure that the case is handled expeditiously and economically

See 11 U.S.C. § 105(d).

34.   Section 105(d)(2) of the Bankruptcy Code grants bankruptcy courts broad powers to issue orders designed to ensure that a chapter 11 case will be managed "expeditiously and economically." See In re Sunflower Racing, Inc., 218 B.R. 972 (D. Kan. 1998); In re Aspen Limousine Serv., Inc., 187 B.R. 989, 995 (Bankr. D. Colo. 1995), aff’d, 193 B.R. 325 (D. Colo. 1996). Pursuant to this broad grant of authority, bankruptcy courts may issue orders designating and/or adjusting the time lines and procedures for chapter 11 plans, disclosure statements, and confirmation hearings.

35.   For example, in Sunflower Racing, after the debtor had filed a plan and after termination of the exclusivity period, a creditor group filed a motion to permit approval of a disclosure statement and dissemination of a competing plan. The bankruptcy court entered an order denying the motion, holding that the court had the power to defer prosecution of the competing plan. See Sunflower Racing, 218 B.R. at 975. The bankruptcy court reasoned that the simultaneous consideration of two substantially different plans of reorganization could confuse creditors and delay resolution of the case. Id. After the creditor group appealed the order, the district court sustained the bankruptcy court’s decision, holding, inter alia, that the order was entered pursuant to section 105(d)(2) of the Bankruptcy Code and was entirely consistent with "the Bankruptcy Court’s inherent ability to control its own docket and manage the debtor’s estate in an efficient manner," notwithstanding the termination of exclusivity. Id. at 977.

36.   Similarly, in Aspen Limousine, a creditor and litigation adversary of the debtor moved for conditional approval of its disclosure statement and ballot after the debtor had filed its own plan and after termination of exclusivity. Invoking section 105(d)(2) of the Bankruptcy Code, the court denied the creditor’s motion and instead adopted a preconfirmation schedule that provided for the debtor’s plan and disclosure statement to be conditionally approved and mailed prior to the creditor’s disclosure statement and plan. See Aspen Limousine, 187 B.R. at 995. The court held that section 105(d)(2) of the Bankruptcy Code provided broad authority to impose procedural limitations on the prosecution of plans and disclosure statements, and stated as follows:

Section 105(d)(2) provides, generally, rather substantial flexibility and latitude for the Court to designate, or adjust, the Chapter 11 plan, disclosure statement, and confirmation time lines and procedure. Section 105, coupled with the terms of Sections 1121 and 1125, suggests that this Court can look to equitable factors to fix a time schedule as may be necessary to keep the process fair, fast, effective, and efficient.

Id. The court explicitly confirmed its authority to establish procedures relating to the opportunities and timing for filing plans of reorganization:

Section 105(d)(2) lets [a court] ‘mix and match’ the opportunities and timing for a debtor, creditors, and parties-in-interest, to file plans and disclosure statements, and solicit acceptances of such plans. It is an omnibus provision with which the Court can customize Chapter 11 preconfirmation procedures, as long as those procedures are not inconsistent with other provisions of the Code.

Id.

37.   Thus, the authority conferred upon the courts under section 105(d)(2) of the Bankruptcy Code unambiguously includes the power to craft appropriate procedures relating to the prosecution of reorganization plans. It is respectfully submitted that the Debtors’ proposed plan filing procedures (the "Plan Filing Procedures") are consistent with the purposes of section 105(d)(2) of the Bankruptcy Code and are appropriate in these cases.

38.   While section 105(d)(2) of the Bankruptcy Code confers plenary authority upon the Court to establish plan filing procedures, the Debtors note that section 105(a) of the Bankruptcy Code additionally grants the Court broad equitable powers to manage its own docket. See, e.g., Casse v. Key Bank National Association (In re Casse), 198 F.3d 327, 336 (2d Cir. 1999), quoting 2 Collier on Bankruptcy (15th ed. 1999) at 105-5 to -7 ("' The basic purpose of section 105 is to assure the bankruptcy courts power to take whatever action is appropriate or necessary in aid of the exercise of their jurisdiction .. Bankruptcy courts, both through their inherent powers as courts, and through the general grant of power in section 105, are able to police their dockets and afford appropriate relief'"); In re Kathryn M.P. Willey, 19 F.3d 1442, 1994 WL 88603, **2 n.1 (9th Cir. 1994) ("We recognized. . .that the bankruptcy court had the equitable power to control its docket .." ); Johnson v. McDow (In re Johnson), 236 B.R. 510, 521 (D.D.C. 1999) (Section 105 specifically codifies what are traditionally called "inherent powers" to give the Bankruptcy Courts the necessary ability to manage the cases on their docket); In re William J. Schueller, 126 B.R. 354, 359 (D. Colorado 1991) ("Section 105 of the Code gives the bankruptcy court broad powers to regulate the administration of the cases before it."); In re Kehn Ranch, Inc., 41 B.R. 832, 833 (Bankr. D. South Dakota 1984) ("This Court’s inherent powers and 11 U.S.C. § 105 surely enable it to control its own docket.").

39.   Moreover, even separate and apart from section 105 of the Bankruptcy Code, courts have the inherent authority to manage their dockets. See WorldCrisa Corp. v. Armstrong, 129 F.3d 71, 76 (2d Cir. 1997) (recognizing "'the power to stay proceedings is incidental to the power inherent in every court to control the disposition of the causes on its docket with economy of time and effort for itself, for counsel and for litigants'") citing Nederlandse Erts-Tankersmaatschappij, N.V. v. Isbrandtsen Co., 339 F.2d 440, 441 (3d Cir. 1964) and Landis v. North American Co., 299 U.S. 248, 254 (1936).

40.    The Court, therefore, has ample authority to establish procedures relating to the filing and prosecution of plans of reorganization in these cases.

B.        The Proposed Procedures for Filing and Prosecuting a Plan of Reorganization

41.   The Debtors propose that the Plan Filing Procedures shall apply to the filing and prosecution of any plan of reorganization filed by any non-Debtor party in these cases (including, without limitation, the Creditors Committee or any of the Noteholder Members) to permit the Court to manage the plan process "expeditiously and economically," as sanctioned by section 105(d)(2) of the Bankruptcy Code.

42.   Specifically, the Debtors propose that the Plan Filing Procedures be structured as follows:

(a)	Any non-Debtor party wishing to propose a plan of reorganization shall file with this Court a "Motion For Leave to Consider a Plan of Reorganization" (a "Motion for Leave"), and such party shall attach copies of the proposed plan of reorganization that the party seeks to prosecute (a "Proposed Plan"), provided, however, that the Creditors Committee shall be prohibited from filing a Motion for Leave unless the corresponding plan of reorganization sought to be proposed is accepted by 100% of the members of the Creditors Committee;

(b)	Each such Motion for Leave shall be filed and served on those parties listed on the Official Service List maintained in these case as well as on the United States Trustee, counsel for the Creditors Committee and counsel for the prepetition secured lender (collectively, the "Notice Parties");

(c)	No non-Debtor party shall be authorized to prosecute the plan or move forward through the plan process until the Court has entered an order approving such party’s Motion for Leave;

(d)	Upon an objection to the Motion for Leave or sua sponte, the Court shall determine, pursuant to its section 105 authority and inherent powers, whether any Motion for Leave is consistent with the expeditious and economical handling of these cases. In making its determination, the Court may consider the following factors, among others, as may be appropriate in light of the circumstances:

(i)	Whether there is an alternative plan of reorganization pending or imminent that should also be considered by the Court and all parties involved in these cases;

(ii)	Whether prosecuting the Proposed Plan would have an adverse effect on the Debtors’ estates in these cases; and

(iv)	Whether the Proposed Plan is so fatally flawed that confirmation would not be possible.

(e)	The Court may hear such arguments and receive such evidence, including, without limitation, by affidavit or proffer, as the Court deems appropriate in order to determine whether the Motion for Leave is consistent with the standard of section 105(d)(2) of the Bankruptcy Code; and

(f)	In granting a Motion for Leave, the Court shall retain its authority, under section 105(d)(2) of the Bankruptcy Code and otherwise, to establish appropriate procedures and set an appropriate timetable for the prosecution, briefing, and hearing with respect to a Proposed Plan and any competing plans.

C.        The Plan Filing Procedures are Appropriate in These Chapter 11 Cases

(i)	Cost and Disruption of a Premature or Competing Plan Process

43.   There are substantial disagreements among the Noteholder Members over what constitutes appropriate corporate governance provisions given the economic realities of these cases. As a result, absent establishment of the Plan Filing Procedures, there is a significant risk that multiple parties in these cases could file plans of reorganization.

44.   In addition, parties in these cases may feel a need to quickly file a plan of reorganization in order to preempt other parties with different reorganization objectives, thereby triggering a race to the courthouse. This dynamic could result in the filing of premature plans drafted without adequate opportunity for negotiation.

45.   The prosecution of prematurely filed and/or multiple competing plans could trigger a complicated and adversarial plan process that might potentially prejudice the estates by confusing creditors and complicating the solicitation and confirmation process. Such confusion could, in turn, harm the Debtors’ relationships with its customers, vendors and employees, adversely affecting the Debtors’ business operations. In the aggregate, such consequences could compromise the Debtors’ ability to achieve their restructuring objectives or realize the benefits of such objectives.

46.   In addition, the prosecution of premature and/or multiple competing plans and related litigation could significantly increase the costs of these cases, particularly the professional fees (even if, as the Debtors believe is appropriate, the Noteholder Members are themselves financing the costs of prosecuting any such plans). This result would not be in the interest of any party in these cases, all of whom want to see costs controlled.

47.   All of these deleterious effects could delay the resolution of these cases and harm the estates. Ultimately, any of these potential scenarios could impair the expeditious and economical administration of the Debtors’ estates, to the detriment of the Debtors, all creditors, and other parties in interest.

(ii)	The Plan Filing Procedures are Fair and Reasonable and Consistent with the Bankruptcy Code

48.   The proposed Plan Filing Procedures will not establish de facto exclusivity. Unlike the exclusive period established under section 1121(b) of the Bankruptcy Code, during which only the debtor can file a plan of reorganization and disclosure statement, under the proposed Plan Filing Procedures, any non-Debtor party may file and seek to prosecute a plan of reorganization. Indeed, the proposed procedures do not prevent any non-Debtor party from filing or seeking to prosecute a plan of reorganization, but rather enable the Court to determine whether and at what time such prosecution would be consistent with the expeditious and economical administration of these cases within the meaning of section 105(d)(2).3

49.   Furthermore, the Plan Filing Procedures will not result in an increased burden on the Court. These procedures, by themselves, will not require the Court to hold repeated or multiple hearings on proposed plans. To the contrary, with the Plan Procedures in place, any hearing which may be required by these Procedures will require only that the Court determine the threshold issue of whether the prosecution of the proposed plan at such time is appropriate in light of the prevailing circumstances of these cases.

50.   Since the Plan Filing Procedures comply in all respects with section 105(d)(2) of the Bankruptcy Code and are consistent with other provisions of the Bankruptcy Code, the Debtors respectfully request that the Court approve the Plan Filing Procedures, if the Court determines not to reinstate exclusivity as requested.

NOTICE

51.   Notice of this Motion has been provided to (a) the U.S. Trustee, (b) counsel for the Debtors’ postpetition secured lender, (c) counsel for the Creditors’ Committee (d) counsel for the Noteholder Members and (e) the other parties in interest named on the Official Service List maintained in these cases. The Debtors submit that no other or further notice need be given.

NO PRIOR REQUEST

52.   No prior motion for the relief requested herein has been made to this or any other Court.

WHEREFORE, the Debtors respectfully request that the Court enter an order (i) either (a) reinstating the Exclusive Periods through July 20, 2005, without prejudice to the Debtors’ rights to seek further extensions and without the need to obtain consent of the Creditors Committee, or (b) establishing procedures for the filing and prosecution of plans of reorganization and (ii) granting the Debtors such other and further relief as is just and proper.

1  Specifically, the August Extension Order contained terms, negotiated between the Debtors and the Creditors Committee, that limited the ability of the Debtors to seek any further extensions of the Exclusive Periods without the   consent of the Creditors Committee. Specifically, the Prior Extension Order provided as follows:
The Debtors hereby waive their rights to seek any further extension of the Exclusive Proposal Period or the Exclusive Solicitation Period, except that the Debtors shall have the right to seek further extensions of the extended Exclusive Proposal Period beyond November 15, 2004 and/or the extended Exclusive Solicitation Period beyond January 15, 2005 only (i) with the consent of the Committee or (ii) without the consent of the Committee, if the Committee has by its actions or inactions caused delay in or otherwise frustrated the sale process being conducted by the Debtors with the result that the Debtors are not able to propose a viable plan based on a sale transaction by November 15, 2004 or are unable to solicit acceptances of such a plan by January 15, 2005.
 See August Extension Order at ¶5.

2 Section 1121(d) provides as follows: "On request of a party in interest made within the respective periods specified in subsections (b) and (c) of this section and after notice and a hearing, the court may for cause reduce or increase the 120-day period or the 180-day period referred to in this section." 11 U.S.C. § 1121(d).

3 The Debtors recognize that section 105(d)(2) of the Bankruptcy Code provides equitable authority "unless inconsistent with another provision of this title.." 11 U.S.C. § 105(d)(2). Indeed, courts have recognized that section 105(d)(2) cannot be used to trump contrary provisions of the Bankruptcy Code, See Aspen Limousine, 187 B.R. at 995 ("Thus, the Court is authorized to use Section 105(d)(2) options as long as they don’t conflict with Sections 1121 and 1125."); see also In re Amster Yard Assoc., 214 B.R. 122, 124 ("Section 105(d) is limited, however, by its terms. The court cannot make an order that is inconsistent with the Bankruptcy Code or its Rules."). Arguably, a limitation or condition placed upon a party in interest’s ability to file a plan would conflict with section 1121(c) of the Bankruptcy Code. However, the Debtors respectively submit that there is no such conflict with respect to the Plan Filing Procedures given the circumstances of these cases. The Plan Filing Procedures do not limit the right of any party in interest - other than the Creditors Committee - to file a plan in these cases. Moreover, the Debtors respectfully submit that in light of the fact that it was the Creditors Committee’s own dysfunction that, in essence, manufactured the expiration of exclusivity, the reasonable limitation placed upon the Creditors Committee's ability to file a plan actually furthers the goals of Code section 1121 and of the Bankruptcy Code generally. By requiring that any plan filed by the Creditors Committee have unanimous Committee support, the proposed procedures will help to ensure that no further resources of the estate will be wasted as a result of the Committee's dysfunction. The Debtors submit that the equities support such a limitation. Notably, the decisions in both Aspen Limousine and Sunflower Racing were predicated upon significant equitable considerations as well. Specifically, in each of those cases, the competing creditor plans had been filed by competitors of the debtors whose plans may have been motivated by more than their creditor interests. See Aspen Limousine, 187 B.R. at 992 (referring to plan proponent as "business competitor and minor creditor of the Debtor"); Sunflower Racing, 218 B.R. at 975 (citing lower court findings that "the creditor group is in fact, basically a competitor here seeking to do its own plan with this property if it can obtain control of it..").

Dated: March 21, 2005

/s/    Raymond J. Obuchowski
Raymond J. Obuchowski (Bar ID 00502389)
Jennifer Emens-Butler (Bar ID 000845663)
OBUCHOWSKI & EMENS-BUTLER
P.O. Box 60, 1542 Vt. Rt. 107
Bethel, Vermont 05032
Telephone: (802) 234-6244
Facsimile: (802) 234-6245

-and-

D. J. Baker
Rosalie Walker Gray
Adam S. Ravin
SKADDEN, ARPS, SLATE, MEAGHER
& FLOM LLP
Four Times Square
New York, New York 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

Attorneys for Debtors and
Debtors-in-Possession

Exhibit 2.3
UNITED STATES BANKRUPTCY COURT DISTRICT OF VERMONT
In re: FiberMark, Inc., FiberMark North America, Inc., and FiberMark International Holdings LLC, Debtors.	) ) ) ) ) ) ) )	Case No. 04-10463 cab Chapter 11 Jointly Administered

DEBTORS' NOTICE OF WITHDRAWAL OF
JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE OF FIBERMARK, INC., ET AL., DEBTORS

FiberMark, Inc. and certain of its subsidiaries, debtors and debtors-in-possession in the above-captioned cases hereby withdraw, effective March 21, 2005, the Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of FiberMark, Inc., et al., Debtors, dated December 17, 2004, as modified by the First Modification to Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of FiberMark, Inc., et al., Debtors, dated January 20, 2005 and the Second Modification to Joint Plan of Reorganization Under Chapter 11, Title 11,

United States Code of FiberMark, Inc., et al., Debtors, dated February 18, 2005.

Dated: March 21, 2005

/s/    Raymond J. Obuchowski
Raymond J. Obuchowski (Bar ID 00502389)
Jennifer Emens-Butler (Bar ID 000845663)
OBUCHOWSKI & EMENS-BUTLER
P.O. Box 60, 1542 Vt. Rt. 107
Bethel, Vermont 05032
Telephone: (802) 234-6244
Facsimile: (802) 234-6245

-and-

D. J. Baker
Rosalie Walker Gray
Adam S. Ravin
SKADDEN, ARPS, SLATE, MEAGHER
& FLOM LLP
Four Times Square
New York, New York 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

Attorneys for Debtors and
Debtors-in-Possession

Exhibit 2.4
UNITED STATES BANKRUPTCY COURT DISTRICT OF VERMONT
In re: FiberMark, Inc., FiberMark North America, Inc., and FiberMark International Holdings LLC, Debtors.	) ) ) ) ) ) )	Case No. 04-10463 cab Chapter 11 Jointly Administered

NOTICE OF HEARING ON DEBTORS' MOTION FOR ORDER ESTABLISHING EXPEDITED PROCEDURES FOR, AND
SAFEGUARDING ESTATE RESOURCES SOUGHT TO BE USED
IN CONNECTION WITH, RESOLVING CLAIMS TRADING
ISSUES THAT HAVE AGGRAVATED INTERCREDITOR DISPUTE
AND HALTED PLAN CONFIRMATION PROCESS

THE DEBTORS' MOTION FOR ORDER ESTABLISHING EXPEDITED PROCEDURES FOR, AND SAFEGUARDING ESTATE RESOURCES SOUGHT TO BE USED IN CONNECTION WITH, RESOLVING CLAIMS TRADING ISSUES THAT HAVE AGGRAVATED INTERCREDITOR DISPUTE AND HALTED PLAN CONFIRMATION PROCESS has been filed on March 21, 2005 by Raymond J. Obuchowski, Attorney for the Debtor.

A HEARING ON THE MOTION and any objections will be held at 1:30 P.M. ON APRIL 19, 2005 AT U.S. BANKRUPTCY COURT - U.S. FEDERAL BUILDING, 11 ELMWOOD AVENUE, BURLINGTON, VERMONT.

IF YOU OBJECT TO THE MOTION, you must file a written objection with the clerk of court ON OR BEFORE 4:00 PM ON APRIL 4, 2005. A COPY OF YOUR OBJECTION MUST ALSO BE SERVED ON THE UNDERSIGNED DEBTORS' COUNSEL AND ON THE OFFICE OF THE UNITED STATES TRUSTEE, COUNSEL TO THE DEBTORS' POSTPETITION SECURED

LENDER AND COUNSEL TO THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS AT THE ADDRESSES SET FORTH BELOW.

Dated: March 21, 2005

/s/    Raymond J. Obuchowski
Raymond J. Obuchowski (Bar ID 000502389)
Jennifer Emens-Butler (Bar ID 000845663)
OBUCHOWSKI & EMENS-BUTLER
P.O. Box 60, 1542 Vt. Rt. 107
Bethel, Vermont 05032
Telephone: (802) 234-6244
Facsimile: (802) 234-6245

-and-

D. J. Baker
Rosalie Walker Gray
SKADDEN, ARPS, SLATE, MEAGHER
    & FLOM LLP
Four Times Square
New York, New York 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

Attorneys for Debtors and
Debtors-in-Possession

Other Parties To Be Served With Copy of Objections:

Kim Lefebvre
Kevin Purcell
US Trustee's Office
74 Chapel Street, Suite 200
Albany, NY 12207

Fred Hodara
Jonathan Gold
Akin, Gump, Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York 10022

Attorneys for the Official Committee of Unsecured Creditors

Tina Brozman
Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022

Attorneys for General Electric Capital Corporation